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Exhibit 99.1

First Horizon Pharmaceutical Corporation
Commences Exchange Offer
for Its Outstanding
1.75% Contingent Convertible Senior Subordinated Notes Due 2024

        Alpharetta, GA.,—(March 16, 2006)—First Horizon Pharmaceutical Corporation (Nasdaq: FHRX), a specialty pharmaceutical company, today announced that it has commenced an exchange offer in which First Horizon is offering to exchange New 1.75% Contingent Convertible Senior Subordinated Notes Due 2024 (the "New Notes") for any and all of its $150,000,000 principal amount of currently outstanding 1.75% Contingent Convertible Senior Subordinated Notes Due 2024 (the "Old Notes"). As consideration for exchanging the Old Notes for the New Notes, holders validly exchanging Old Notes will receive a one-time exchange fee of $2.50 per $1,000 principal amount of the Old Notes exchanged. The exchange fee will be payable to such holders of Old Notes on the exchange date, which will be promptly after the expiration date.

        The purpose of the exchange offer is to issue the New Notes that will contain certain terms that are different from the Old Notes which will allow First Horizon to calculate earnings per share in a method which is expected to be less dilutive compared to the calculation method applicable to the existing notes. The Old Notes are convertible solely into First Horizon common stock. Additionally, the New Notes provide for a specified increase in the conversion rate upon conversions occurring as a result of certain fundamental changes prior to March 13, 2007, while the Old Notes do not provide for such an increase.

        The full terms of the exchange offer, a description of the New Notes and the material differences between the New Notes and the Old Notes and other information relating to the exchange offer and First Horizon are set forth in the registration statement filed with the Securities and Exchange Commission on March 10, 2006 and the related prospectus dated March 16, 2006.

        The exchange offer will expire at 5:00 p.m., EDT, on April 18, 2006, unless extended or earlier terminated by First Horizon. Holders must tender their Old Notes prior to the expiration date if they wish to participate in the exchange offer.

        First Horizon urges investors and security holders to read its exchange offer materials, including the prospectus, Schedule TO and related materials, because they contain important information about the exchange offer. Investors and security holders may obtain the prospectus and related material through the information agent for the exchange offer, Morrow & Co., Inc., 470 West Avenue, Stamford, Connecticut 06902; telephone number: (203) 658-9400 or toll free (800) 662-5200 or through the dealer manager for the exchange offer, UBS Investment Bank, 677 Washington Boulevard, Stamford, Connecticut 06901; telephone number: toll free (888) 722-9555 ext. 4210.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

        First Horizon is a specialty pharmaceutical company that markets, develops and sells brand name prescription products for the primary service of cardiology and women's health. First Horizon has a portfolio that includes 15 branded products, of which eight are actively promoted to high prescribing physicians through its recently expanded nationwide sales force in approximately 525 territories. First Horizon's website address is www.fhrx.com, but information contained therein is not part of this press release.

Contact:
First Horizon Pharmaceutical Corporation
Darrell Borne, 866-352-4401
ir@fhrx.com

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First Horizon Pharmaceutical Corporation Commences Exchange Offer for Its Outstanding 1.75% Contingent Convertible Senior Subordinated Notes Due 2024